===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           General Electric Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           General Electric Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO] GE

--------------------------------------------------------------------------------
                                 General Electric Company
                                 3135 Easton Turnpike, Fairfield, CT 06431




                                 March 10, 2000



Dear Share Owner,

     You are invited to attend the 2000 Annual Meeting to be held on Wednesday, April 26, in Richmond, Virginia.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.

     If you plan to attend the meeting, please follow the advance registration instructions on the back of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you prior to the meeting.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your Proxy Form in the enclosed envelope.


                                  Cordially,

                                  /s/ John F. Welch, Jr.

                                  John F. Welch, Jr.
                                  Chairman of the Board

================================================================================
CONTENTS


Notice of 2000 Annual Meeting of Share Owners..............................  3

Proxy Statement............................................................  3
 . Election of Directors...................................................  4
   Information Relating to Directors, Nominees
     and Executive Officers................................................ 10
   Report of the Compensation Committee
     of the Board of Directors............................................. 14
   Summary Compensation Table.............................................. 18
   Financial Performance Comparison Graphs................................. 20
   Stock Options and Stock Appreciation Rights............................. 22
   Retirement Benefits..................................................... 24

 . Appointment of Independent Auditors..................................... 25

 . Proposal to Increase Number of Authorized Shares
     for 3-for-1 Stock Split............................................... 25

   Share Owner Proposals relating to:
     . No. 1 Cumulative Voting............................................. 27
     . No. 2 Workplace Code of Conduct..................................... 28
     . No. 3 Globalization Report.......................................... 29
     . No. 4 Nuclear Power Report.......................................... 30
     . No. 5 Landmine and Cluster Bomb Production.......................... 32
     . No. 6 Environmental Education Report................................ 34
     . No. 7 Report on PCB Cleanup Costs................................... 36
     . No. 8 Non-Employee Directors Retirement Plan........................ 37
     . No. 9 Foreign Military Sales........................................ 39

   Additional Information.................................................. 41

                        . To be voted on at the meeting

                    EVERY SHARE OWNER'S VOTE IS IMPORTANT.
                    PLEASE COMPLETE, SIGN, DATE AND RETURN
                     YOUR PROXY FORM; OR SUBMIT YOUR VOTE
                      AND PROXY BY PHONE OR BY INTERNET.

               [Logo] Printed on recycled paper using soybean ink

NOTICE OF 2000 ANNUAL MEETING
OF SHARE OWNERS

--------------------------------------------------------------------------------
10:00 a.m., April 26, 2000
Richmond's Landmark Theater
Six North Laurel Street
Richmond, Virginia 23220

                                                                  March 10, 2000

To the Share Owners:

General Electric Company's 2000 Annual Meeting of Share Owners will be held at Richmond's Landmark Theater, Six North Laurel Street, Richmond, Virginia, on Wednesday, April 26, 2000, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE's business operations, the share owners will vote on:

     (a) Election of Directors for the ensuing year;

     (b) Approval of the appointment of Independent Auditors for 2000;

     (c) Increase in number of authorized shares for 3-for-1 stock split; and

     (d) Share Owner proposals described in the accompanying Proxy Statement.

Share owners of record at the close of business on March 8, 2000, will be entitled to vote at the meeting and any adjournments.


Benjamin W. Heineman, Jr.
Secretary

--------------------------------------------------------------------------------
PROXY STATEMENT
General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2000 Annual Meeting of Share Owners. Distribution of this Proxy Statement and a proxy form to share owners is scheduled to begin on or about March 10, 2000.

     You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.


                                    -------

================================================================================
ELECTION OF DIRECTORS

At the 2000 Annual Meeting, 16 directors are to be elected to hold office until the 2001 Annual Meeting and until their successors have been elected and have qualified. The nominees listed on pages 4 to 9 with brief biographies are all now GE directors. Ann M. Fudge joined the Board in June 1999, and Scott G. McNealy joined in December 1999. Vice Chairman Eugene F. Murphy, who served as a director since 1997, retired from GE and the Board at the end of June 1999, and Vice Chairman John D. Opie, who has served as a director since 1995, will retire from the Company and the Board at the end of March 2000. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

--------------------------------------------------------------------------------

                James I. Cash, Jr., 52, James E. Robison Professor of
[PHOTO] Business Administration, Harvard Graduate School of Business, Cambridge, Mass. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995. Dr. Cash is also a director of Cambridge Technology Partners, The Chubb Corporation, Knight-Ridder, Inc., State Street Bank and Trust, and WinStar Corporation. He also serves as a trustee of the Massachusetts General Hospital and Partners Healthcare, and as an overseer for the Boston Museum of Science.


--------------------------------------------------------------------------------

                Silas S. Cathcart, 73, Retired Chairman of the Board and
[PHOTO] Chief Executive Officer, Illinois Tool Works, Inc., diversified products, Chicago, Ill. Director 1972-1987 and since 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, and president and director in 1964; and he served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group Inc. Mr. Cathcart is also a director of Cardinal Health, Inc., and serves as a trustee of the Buffalo Bill Historical Society.


                                    ------

                Dennis D. Dammerman, 54, Vice Chairman of the Board
[PHOTO] and Executive Officer, General Electric Company. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the board and executive officer of GE and chairman and CEO of GE Capital Services, Inc.

--------------------------------------------------------------------------------

[PHOTO] Paolo Fresco, 66, Chairman of the Board, Fiat SpA, automotive and industrial products, Turin, Italy. Director since 1990.

Mr. Fresco received a law degree from the University of Genoa. After practicing law in Rome, he joined GE's Italian subsidiary, Compagnia Generale di Elettricita (COGENEL), in 1962 as corporate counsel, becoming president and general manager of that company in 1972. In 1976, he joined GE's International Group and was elected a vice president in 1977. Mr. Fresco became vice president and general manager - Europe and Africa Operations in 1979. In 1985, he was named vice president and general manager - International Operations. In 1987, he was elected senior vice president - GE International. He became a member of the GE Board in 1990 and was elected vice chairman of the board and executive officer of GE in 1992. Mr. Fresco retired from GE and became chairman of the board of Fiat SpA of Italy in 1998.

--------------------------------------------------------------------------------

[PHOTO] Ann M. Fudge, 48, Executive Vice President, Kraft Foods, Inc., packaged foods, White Plains, N.Y. Director since 1999.

After graduating from Simmons College in 1973, Ms. Fudge worked in human resources for GE until entering Harvard University, where she obtained an MBA in 1977. She then held marketing positions at General Mills until joining General Foods in 1986, where she was appointed executive vice president in 1991. In 1994, she was named president of Kraft General Foods' Maxwell House Coffee Company, and in 1995, executive vice president of Kraft Foods, Inc. She became president of Kraft's Maxwell House and Post coffee and cereal division in 1997. Ms. Fudge is a director of Honeywell International Inc., Liz Claiborne, Inc., and the Federal Reserve Bank of New York.


                                    -------

                Claudio X. Gonzalez, 65, Chairman of the Board and Chief
[PHOTO] Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer and paper products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of Kellogg Company, The Mexico Fund, Inc., Planet Hollywood International, Inc., Banco Nacional de Mexico, Grupo Carso, Grupo Industrial ALFA, Grupo Modelo, Grupo Televisa and Telefonos de Mexico.

--------------------------------------------------------------------------------

                Andrea Jung, 41, President and Chief Executive Officer, and
[PHOTO]         Director, Avon Products, Inc., cosmetics, New York, N.Y.
                Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, and chief executive officer in 1999. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a member of the Princeton University Board of Trustees, and is a director of Catalyst and the Cosmetic, Toiletry and Fragrance Association.

--------------------------------------------------------------------------------

                Kenneth G. Langone, 64, Chairman, President and Chief
[PHOTO] Executive Officer, Invemed Associates, LLC, investment banking and brokerage, New York, N.Y. Director since 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University's Stern School of Business. He is the founder of Invemed Associates, LLC, and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of DBT Online, Inc., InterWorld Corporation, TRICON Global Restaurants, Inc. and Unifi, Inc., as well as the New York Stock Exchange. In addition to serving as a director of numerous charitable organizations, Mr. Langone is chairman of the NYU School of Medicine and serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

                                    -------

                Scott G. McNealy, 45, Chairman of the Board and Chief
[PHOTO] Executive Officer, Sun Microsystems, Inc., supplier of network computing solutions, Palo Alto, Calif. Director since 1999.

After graduating with an economics degree from Harvard University in 1976, Mr. McNealy worked in manufacturing for Rockwell International before entering Stanford University, where he obtained an MBA degree in 1980. Following Stanford, Mr. McNealy worked at FMC Corporation and Onyx Systems before co-founding Sun Microsystems, Inc., where he became a director and vice president of operations in 1982. Mr. McNealy has been chairman of the Board of Directors and chief executive officer of Sun Microsystems since 1984.

--------------------------------------------------------------------------------

                Gertrude G. Michelson, 74, Former Senior Vice President-
[PHOTO] External Affairs and former Director, R. H. Macy & Co., Inc., retailers, New York, N.Y. Director since 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963 and senior vice president in 1979, and she was named senior vice president - external affairs in 1980. She served as senior advisor to R. H. Macy & Co., Inc. from 1992 to 1994. She is chairman emeritus of the Board of Trustees of Columbia University and president of the Board of Overseers, TIAA-CREF.

--------------------------------------------------------------------------------

[PHOTO]         Sam Nunn, 61, Partner, King & Spalding, law firm,
                Atlanta, Ga. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Committee on Investigations before retiring in 1997. Mr. Nunn is also a director of The Coca-Cola Company, Dell Computer Corporation, Internet Security Systems Group, Inc., National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco Inc., and Total System Services, Inc. He also is involved in public policy work as chairman of the board of the Center for Strategic and International Studies
(CSIS) and the Sam Nunn School of International Affairs at the Georgia Institute of Technology.

                                    -------

                Roger S. Penske, 63, Chairman of the Board, Penske Corporation, Penske Motorsports, Inc., Detroit Diesel
[PHOTO] Corporation and Penske Truck Leasing Corporation, transportation and automotive services, Detroit, Mich. Director since 1994.

A 1959 graduate of Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982, chairman and chief executive officer of Detroit Diesel Corporation in 1988, and chairman of the board of Penske Motorsports, Inc., in 1996. Mr. Penske is also a director of Gulfstream Aerospace Corporation and Delphi Automotive Systems Corporation. He serves as a trustee of the Henry Ford Museum and Greenfield Village, is a director of Detroit Renaissance, and is a member of the Business Council.

--------------------------------------------------------------------------------

[PHOTO] Frank H. T. Rhodes, 73, President Emeritus, Cornell University, Ithaca, N.Y. Director since 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He served as president of Cornell University from 1977 to 1995. Dr. Rhodes was appointed by President Reagan as a member of the National Science Board, of which he is a former chairman, and by President Bush as a member of the President's Education Policy Advisory Committee.

--------------------------------------------------------------------------------

                Andrew C. Sigler, 68, Retired Chairman of the Board and Chief
[PHOTO] Executive Officer, Champion International Corporation, paper and forest products, Stamford, Conn. Director since 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He served as chairman of the board of directors and chief executive officer of Champion International from 1979 until his retirement in 1996. Mr. Sigler is also a director of Honeywell International Inc., and The Chase Manhattan Corporation.

                                    -------

                Douglas A. Warner III, 53, Chairman of the Board, Chief
[PHOTO]         Executive Officer and President, J.P. Morgan & Co., Inc.
                and Morgan Guaranty Trust Company, New York, N.Y.
                Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. He was named an executive vice president of the bank in 1987, executive vice president of the parent in 1989, and managing director of the bank and its parent in 1989. He was elected president and a director of the bank and its parent in 1990 and became chairman and chief executive officer in 1995. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, member of the Business Council, and a trustee of the Pierpont Morgan Library.

--------------------------------------------------------------------------------

                John F. Welch, Jr., 64, Chairman of the Board and
[PHOTO]         Chief Executive Officer, General Electric Company.
                Director since 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981. He also serves as a director of Fiat SpA and NBC Internet, Inc.

--------------------------------------------------------------------------------



                                    -------

================================================================================
INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 11, 2000, of the Company's directors and five most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

-----------------------------------------------------------------------------------------------------------
                   Common Stock and Total Stock-Based Holdings
-----------------------------------------------------------------------------------------------------------
Name                          Stock/1/     Total/2/   Name                      Stock/1/         Total/2/
-----------------------------------------------------------------------------------------------------------
James I. Cash, Jr .......                             Gertrude G. Michelson
Silas S. Cathcart .......                             Sam Nunn
Dennis D. Dammerman .....                             John D. Opie
Paolo Fresco ............                             Roger S. Penske
Ann M. Fudge ............                             Frank H. T. Rhodes
Claudio X. Gonzalez .....                             Gary L. Rogers
Benjamin W. Heineman, Jr                              Andrew C. Sigler
Andrea Jung .............                             Douglas A. Warner III
Kenneth G. Langone ......                             John F. Welch, Jr.
Scott G. McNealy ........
-----------------------------------------------------------------------------------------------------------
       Common stock holdings of all directors and executive officers as a group were /3/
-----------------------------------------------------------------------------------------------------------

Notes:

/1/ This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

/2/ This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.


/3/ Includes shares over which there are shared voting and/or investment powers.

                                    -------

 . Board of Directors and Committees

The Board of Directors held eight meetings during 1999. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 97%.

     Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

     Members of the Nominating Committee are Directors Sigler (Chairman), Cathcart, Michelson, Penske and Warner. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 1999. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06431.

     Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Gonzalez, Michelson, Rhodes and Sigler. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met eight times during 1999.

     Members of the Audit Committee are Directors Michelson (Chairman), Cathcart, Penske, Rhodes and Sigler. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include: (1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies and applicable laws. There were four meetings of the Audit Committee during 1999.

     Non-employee directors are paid an annual retainer of $75,000 plus a fee of $2,000 for each Board meeting and for each Board Committee meeting attended. Half of any portion of the annual retainer that a director has not elected to defer is paid in GE common stock. A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash or GE stock, in either a lump sum or annual installments, after


                                    -------
termination of Board service. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

     Any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. GE also provides each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000. The non-employee directors are not eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries.

     It is the Board's policy that directors should not stand for re-election after their 73rd birthday. In 1998, in light of Mr. Welch's planned retirement, the Board decided to waive temporarily that policy so that all directors serving at that time could continue to participate in the process of selecting a successor to Mr. Welch as the Chairman of the Board.

     GE has provided liability insurance for its directors and officers since 1968. Zurich Insurance Company and American International Specialty Lines Company are the principal underwriters of the current coverage, which was extended on June 11, 1997, until June 11, 2002. The annual cost of this coverage is approximately $3.3 million.

     As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement or death. The directors will not receive any financial benefit from this program since the charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

     To further align the non-employee directors' interests with the long-term interests of the share owners, the share owners approved the 1996 Stock Option Plan for Non-Employee Directors, which automatically provides yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who is serving on the Board at the time of such grant. Each annual grant permits the holder to purchase from GE up to 6,000 shares of GE's common stock at the fair market value of such shares on the date the option was granted. Under the terms of the Plan, grants were made on January 29, 1999, at an exercise price of $104.875 per share, and on January 31, 2000, at an exercise price of $133.50 per share, and annual grants will be made on the last day of trading of GE stock in each January hereafter through the year 2003. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan.

                                    -------

     The directors (other than directors Cash, Fudge, Gonzalez, Jung, Langone, McNealy, Nunn, Opie, Penske and Warner) and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The Company and the defendants believe these claims are without merit and are defending the suit.

 . Certain Transactions


Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital has also extended acquisition and working capital loans and guarantees to the partnership, which totaled about $________ at the end of 1999, all on terms substantially equivalent to those extended to similar affiliates and joint ventures. Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agreement with GE Capital's Equity Capital Group and other investors. The agreement permits GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovers its investments and receives a preferred return on any such investments, Penske Capital Partners shall then receive a 20% interest in the remaining profits from the GE Capital investments.

     GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. Also, GE and its subsidiaries have obtained investment banking and other financial services from J.P. Morgan & Co., Incorporated, of which Mr. Warner is Chairman of the Board, Chief Executive Officer, and President, and from certain of its subsidiaries. Similarly, GE has obtained brokerage services and GE and its subsidiaries have participated in investments with Invemed Associates, LLC, of which Mr. Langone is Chairman, President and Chief Executive Officer and in which he holds a controlling ownership interest. For several years, GE and its subsidiaries have purchased computer equipment and related services from Sun

                                    -------

Microsystems, Inc. In 1999, GE Capital's Information Technology Solutions business, a Sun distributor and value-added reseller, purchased over $______ of Sun products and services for resale. GE Capital also has a five-year global vendor financing agreement with Sun under which GE Capital offers to provide loan and lease financing to Sun's customers. Mr. McNealy, who joined the Board in December 1999, is Chairman of the Board and Chief Executive Officer of Sun. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 1999 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

================================================================================
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

 . Compensation  Policies for Executive  Officers
The Management Development and Compensation Committee of the Board of Directors (the Committee), consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers currently consists of the following elements: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units (RSUs) and other contingent long-term financial performance awards. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose. All stock option, RSU and contingent long-term financial performance awards are made under the share-owner-approved GE 1990 Long-Term Incentive Plan (the Plan), which limits total average annual awards to less than 1% of issued shares. In 1997, the share owners approved the material terms of performance goals to be set by the Committee for payments of bonuses, RSUs and long-term performance awards to the Company's executive officers, and approved an amendment to the Plan to establish a limit on the number of stock options that may be awarded to any individual, so that the Company could continue to obtain tax deductions for the full amount of such payments and awards under pertinent tax law.

     As in prior years, and in accordance with the material terms of the performance goals approved by the share owners, all of the Committee's judgments during 1999 regarding the appropriate form and level of executive compensation payments and incentive awards were ultimately based upon the Committee's assessment of the Company's executive officers' embodiment of the "4-Es" of GE leadership -- the personal energy to welcome and deal with the speed of change; the ability to create an atmosphere that energizes others; the edge to make difficult decisions; and the ability to consistently execute. The Committee's determi-

                                    -------
nations were also guided by the increasingly competitive demand for superior executive talent, the Company's overall performance, and GE's future objectives and challenges. The Committee did not rely solely upon a guideline or formula based on any particular performance measure or single event in 1999. Key factors affecting the Committee's judgments included: strong increases in earnings and productivity; aggressive Six Sigma quality programs to provide customer value in all the Company's product and service offerings; rapid development and implementation of initiatives to expand e-Business opportunities; increased revenues generated outside the United States and further improvements in the Company's global competitive position; accelerated growth of the Company's product service offerings; unyielding integrity, and leadership in ensuring compliance with applicable law and Company ethics policies; and continuation of productivity, asset utilization and employee involvement initiatives that, among other things, provided improved cash flow and increased return on share owner equity. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above and the Company's superior overall long-term performance, the Committee considered it appropriate, and in the best interest of the share owners, to set the overall level of the Company's salary, bonus and other incentive compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract, retain and motivate the highest level of executive talent possible.

     Salary payments in 1999 were made to compensate ongoing performance throughout the year. Bonuses for 1999 were based upon the Committee's determination that the Company's 1999 financial results had exceeded the performance goals previously established by the Committee and upon its judgment regarding the significance of each executive officer's contributions during 1999. The number of stock options granted to the Company's five most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 23. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. Stock options for executive officers normally become exercisable in two installments, the first half after three years and the other half after five years from the date of grant. In most cases, the restrictions on 25% of RSUs lapse three years after grant, an additional 25% lapse in seven years, and the remaining 50% lapse at retirement. Stock options and RSUs provide strong incentives for continued superior performance because, under the terms of these awards, unexercised stock options and RSUs for which restrictions have not lapsed are forfeited if the executive officer is terminated by the Company for performance or voluntarily leaves the Company before retirement.

     The Committee's decisions concerning the specific 1999 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, prior-year bonus and other

                                    -------
compensation awards. As noted above, in all cases the Committee's specific decisions involving 1999 executive officer compensation were ultimately based upon the Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance.

 . Basis for Chief Executive Officer Compensation
For 1999, Mr. Welch received total cash payments of $__________ in salary and bonus, as shown in the Summary Compensation Table on page 18. The Committee considered this level of payment appropriate in view of Mr. Welch's leadership of one of the world's most respected and successful companies. In 1999, the Committee also granted Mr. Welch stock options, which will become exercisable upon Mr. Welch's retirement. The primary basis for the Committee's determination to grant such stock options to Mr. Welch in 1999 was to provide a strong incentive for him to continue to increase the value of the Company during the remainder of his employment. As reported in the last three Proxy Statements, the Board of Directors entered into an employment contract with Mr. Welch in 1996, which requires him to serve as the Chairman and Chief Executive Officer of the Company until at least December 31, 2000, at the pleasure of the Board of Directors on terms no less favorable than his then current conditions of employment. In addition, after his retirement, the contract requires Mr. Welch, when requested by the Company's then current Chief Executive Officer, to be available for up to 30 days a year for the remainder of his lifetime to provide consulting services or to participate in external events or activities on behalf of the Company. In return for these commitments by Mr. Welch, the Board agreed to pay him, during the term of the consulting agreement, a daily consulting fee for the days he renders services based on his daily salary rate in the year prior to his retirement, the first five days of which will be paid in advance through an annual retainer, and to provide him continued lifetime access to Company facilities and services comparable to those which are currently made available to him by the Company.

     The specific bases for the Committee's determinations regarding Mr. Welch's compensation in 1999 included his aggressive leadership, which drove the Company's outstanding financial results and improved its overall global competitive position; his determination to force GE to confront the challenges and seize the opportunities presented by the Internet and e-Business, and to achieve preeminent customer-focused Six Sigma quality in all of the Company's products and services; his drive to reinforce a culture of integrity, compliance, diversity, stretch targets, boundaryless behavior and employee involvement throughout the Company, and his firm commitment to create a leadership team that will continue the Company's success well into the next century. As in prior years, the key judgment the Committee made in determining Mr. Welch's 1999 compensation was its assessment of his ability and dedication to continue increasing the long-term value of the Company for the share owners by provid-

                                    -------
ing the leadership and vision that he has provided throughout his nineteen-year tenure as Chairman and Chief Executive Officer, during which GE's market value has increased by more than $,000,000,000. This performance is further highlighted by the performance graph on page 21, which covers Mr. Welch's tenure as CEO and compares GE stock performance with the stock performance of other companies, as measured by broad market indices.

 . Broad-Based Employee Stock Option Program
Approximately 26,000 individuals below the executive officer level have been awarded one or more stock option grants under a broad-based stock option program initiated in 1989. This program is an increasingly vital element of the Company's drive to identify, develop and motivate the high-potential leaders who will sustain GE's outstanding performance far into the 21st century. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals will contribute significantly to the Company's future success.

 . Compensation Committee Interlocks and Insider Participation
The Management Development and Compensation Committee is composed of the following non-employee directors: Silas S. Cathcart (Chairman), Claudio X. Gonzalez, Gertrude G. Michelson, Frank H. T. Rhodes and Andrew C. Sigler. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987 and as a director of GE since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the Company.

                                  *****

     The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Management Development and Compensation Committee during 1999:

     Silas S. Cathcart (Chairman)      Frank H. T. Rhodes
     Claudio X. Gonzalez               Andrew C. Sigler
     Gertrude G. Michelson



                                    -------

================================================================================
  SUMMARY COMPENSATION TABLE

                              Annual Compensation
--------------------------------------------------------------------------------

Name and                                                                            Other Annual        Total Annual
Principal Position                  Year             Salary          Bonus          Compensation/1/     Compensation
---------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr                   1999         $                  $                   $                 $
Chairman of the Board and           1998
Chief Executive Officer             1997

Dennis D. Dammerman                 1999         $                  $                   $                 $
Vice  Chairman  of  the Board       1998
and Executive Officer               1997

John D. Opie                        1999         $                  $                   $                 $
Vice Chairman of the Board          1998
and Executive Officer               1997

Benjamin W. Heineman, Jr.           1999         $                  $                   $                 $
Senior Vice President,              1998
General Counsel and Secretary       1997

Gary L. Rogers                      1999         $                  $                   $                 $
Senior Vice President,              1998
President and CEO GE Plastics       1997

--------------------------------------------------------------------------------
Notes:
/1/ This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits in 1999 in excess of reporting thresholds.

/2/ This column shows the market value of restricted stock unit (RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to executives of the Company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 1999, by the individuals listed in this
table, are: Mr. Welch,           shares or units/$           ; Mr. Dammerman,
        shares or units/$          ; Mr. Opie,         shares or
units/$          ; Mr. Heineman,         shares or units/$           and Mr.
Rogers,         shares or units/$          . The restrictions on these shares
and units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

                                     ------

=====================================================================================
Long-Term
Compensation Awards           All Other Compensation
-------------------------------------------------------------------------------------
                                  Payments
                                  Relating to   Earnings on  Value of
                    Number        Employee      Deferred     Supplemental
Restricted          of Stock      Savings       Compen-      Life Insurance
Stock Units/2/      Options       Plan/3/       sation/4/    Premiums/5/     Total
-------------------------------------------------------------------------------------
$      --                       $                   $          $              $

       --

$      --                       $                   $          $              $

       --

$      --                       $                   $          $              $

       --

$      --                       $                   $          $              $

       --

$      --                       $                   $          $              $

       --
-------------------------------------------------------------------------------------

/3/ These amounts represent Company payments of 3.5% of eligible pay made in connection with the Company's Savings and Security Program.

/4/ This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the Company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 1999. Under all such plans, the executive officers generally must remain employed by the Company for at least four years following the deferrals, or retire after the full year of deferral, in order to obtain the stated interest rate.

/5/ This column sets forth the maximum potential estimated dollar value of the Company's portion of insurance premium payments for supplemental life insurance. GE will recover all premiums paid by it, generally upon the later of ten years after purchase of the policy or when the insured executive reaches age 60. The maximum potential value is calculated, in line with current SEC directions, as if the 1999 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premium. Under the terms of the policies, the executive officers would receive significantly reduced value from the premiums paid by the Company if they were to leave the Company prior to retirement.

                                     ------

================================================================================
FIVE-YEAR PERFORMANCE GRAPH: 1995 - 1999

Comparison of Five-Year Cumulative Total Return Among
GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five- and nineteen-year periods shown in the graphs on this and the opposite page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1994 (as required by SEC rules) and December 31, 1980, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the logarithmic scale of the graphs represent the value that such investments would have had on December 31, 1999.

--------------------------------------------------------------------------------

                            [LINE GRAPH]

                         GE              DJIA            S&P 500
       1994              100              100              100
       1995              145              137              138
       1996              204              177              169
       1997              308              221              226
       1998              435              261              290
       1999              668              332              351



                                     ------

================================================================================
NINETEEN-YEAR PERFORMANCE GRAPH: 1981 - 1999

Comparison of Nineteen-Year Cumulative Total Return Among
GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the five-year graph, thus illustrating the sustained superior performance of the Company. As with the five-year graph, this comparison assumes that $100 was invested in GE and each index at the start of the period and that all dividends were reinvested. The total cumulative dollar returns shown represent the value that such investments would have had on December 31, 1999.

                            [LINE GRAPH]

                         GE              DJIA            S&P 500
       1980              100              100              100
       1981               99               96               95
       1982              171              123              116
       1983              219              155              142
       1984              220              157              150
       1985              293              209              198
       1986              357              266              235
       1987              375              281              248
       1988              394              326              289
       1989              586              432              380
       1990              538              430              368
       1991              739              534              480
       1992              851              573              517
       1993             1073              671              569
       1994             1076              705              576
       1995             1563              965              793
       1996             2194             1245              975
       1997             3315             1555             1301
       1998             4676             1837             1672
       1999             7183             2339             2024


                                     ------

================================================================================
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 14, stock options were granted in 1999 as an incentive for future superior performance leading to increased share owner value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. The relationship between the potential gains in share owner value and the stock options granted to employees in 1999 is illustrated in the examples set forth in the first table on the opposite page.

    That table shows, among other data, hypothetical potential gains from stock options granted in 1999 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 1999 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

    The stock options granted to Mr. Welch in 1999, for example, would produce the pre-tax gain of $______ shown in the first table only if the Company's stock price rises to more than $308 per share before Mr. Welch exercises the stock options. Based on the number of shares of GE stock outstanding at the end of 1999, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $622,000,000,000 for the Company's share owners. In other words, Mr. Welch's potential gain from stock options granted in 1999 would equal less than -- hundredths of one percent (i.e.,o_%) of the potential gain to all share owners resulting from the assumed future stock price increases.

    The second table on the opposite page provides information on previously granted Stock Appreciation Rights (SARs) and stock options exercised by the five most highly compensated executive officers during 1999, as well as information on their SAR and stock option holdings at the end of 1999. In 1996, the Committee changed its practice and began granting stock options instead of SARs to executive officers and also replaced all outstanding SARs that had not become exercisable in 1996 with stock options. The replacement stock options have grant prices, forfeiture provisions, and vesting and expiration dates identical to the SARs they replaced in order to provide the same incentive values as the original SARs without increasing the economic benefit to any executive officer. As shown in the table, Mr. Welch received an actual pre-tax gain of $_____ from SARs exercised in 1999. This gain was based solely upon increases in GE's stock price between the date these SARs were granted and the date they were exercised. SARs expire ten years after the date of grant and permit the executive officer to receive an amount of cash, before tax, equal to the


                                     ------

================================================================================
STOCK OPTIONS GRANTED IN 1999

                                                                                              Potential Realizable Value
                                                                                             at Assumed Annual Rates of
                                                                                               Stock Price Appreciation
                                              Individual Grants                                 for Ten-Year Grant Term
------------------------------------------------------------------------------------------------------------------------------------
                                               % of Total
                                      Number   Options    Exercise               At 0%        At 5%                      At 10%
                                      of       Granted    or Base       Expira-  Annual       Annual                     Annual
                                      Options  to All     Price         tion     Growth       Growth                     Growth
                                      Granted  Employees  Per Share     Date     Rate         Rate                       Rate
------------------------------------------------------------------------------------------------------------------------------------

John F. Welch, Jr.                                        $                                     $                        $

Dennis D. Dammerman                                       $                                     $                        $

John D. Opie                                              $                                     $                        $

Benjamin W. Heineman, Jr.                                 $                                     $                        $

Gary L. Rogers                                            $                                     $                        $

----------
All Share Owners                          NA       NA        NA           NA       0     $246,658,846,300/2/    $622,510,560,200/2/
All Optionees -
 % of Total                               NA       NA        NA           NA      N/A          0.5%                     0.5%
 Share Owners' Value
------------------------------------------------------------------------------------------------------------------------------------

/1/ Options expire on various dates during the year 2009. Exercise price shown is an average of all grants.
/2/ Based on the number of shares outstanding at December 31, 1999.

================================================================================
AGGREGATED SARs/STOCK OPTIONS EXERCISED
IN 1999, AND DECEMBER 31, 1999 SAR/OPTION VALUE

                      Exercised in 1999                                          Unexercised at December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Number of SARs/Options         Value of SARs/Options/1/
                                              Number                      ----------------------         ------------------------
Name of                                      of SARs/    $ Value                           Unexer-                        Unexer-
Executive                                    Options      Realized       Exercisable       cisable     Exercisable        cisable
------------------------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr                                        $                                              $                 $

Dennis D. Dammerman                                      $                                              $                 $

John D. Opie                                             $                                              $                 $

Benjamin W. Heineman, Jr                                 $                                              $                 $

Gary L. Rogers                                           $                                              $                 $
------------------------------------------------------------------------------------------------------------------------------------

/1/ SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 1999 and prior years and the December 31, 1999, closing price for the Company's stock of $154.75 per share.


                                     ------
difference between the grant price of the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings in which the SAR is exercised.

================================================================================
RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.

--------------------------------------------------------------------------------
  Estimated Total Annual Retirement Benefits Under the GE Pension Plan, the GE
   Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

                                        Years of service at retirement
Earnings credited for  -------------------------------------------------------------
retirement benefits         20           25          30          35           40
------------------------------------------------------------------------------------
$ 2,000,000            $  710,311   $  884,280  $1,058,249   $1,200,000   $1,200,000
  3,000,000             1,060,311    1,321,780   1,583,249    1,800,000    1,800,000
  4,000,000             1,410,311    1,759,280   2,108,249    2,400,000    2,400,000
  5,000,000             1,760,311    2,196,780   2,633,249    3,000,000    3,000,000
  6,000,000             2,110,311    2,634,280   3,158,249    3,600,000    3,600,000
  7,000,000             2,460,311    3,071,780   3,683,249    4,200,000    4,200,000
  8,000,000             2,810,311    3,509,280   4,208,249    4,800,000    4,800,000
  9,000,000             3,160,311    3,946,780   4,733,249    5,400,000    5,400,000
 10,000,000             3,510,311    4,384,280   5,258,249    6,000,000    6,000,000

Note: The amounts shown above are applicable to employees retiring in 2000 at age 62.
--------------------------------------------------------------------------------
  Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 1999, covered compensation for the individuals named in the table on page 18 is the same as the total of their salary and bonus amounts shown in that table. As of February 11, 2000, the GE executive officers listed had the following years of credited service with the Company: Mr. Welch, 39 years; Mr. Dammerman, 32 years; Mr. Opie, 38 years; Mr. Heineman, 12 years, and Mr. Rogers, 34 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.


                                     ------

================================================================================
 . APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG LLP were the Independent Auditors for the Company for the year ended December 31, 1999. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 2000.

  Representatives of the Firm are expected to attend the 2000 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

Your Board of Directors recommends a vote FOR the following proposal:

Resolved that the appointment by the Board of Directors of the Firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 2000 is hereby approved.

================================================================================
 . PROPOSAL FOR INCREASE IN NUMBER OF AUTHORIZED SHARES TO PERMIT 3-FOR-1 STOCK
  SPLIT

The Board of Directors proposes that the share owners authorize the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 4,400,000,000 shares with a par value of $0.16 per share to 13,200,000,000 shares with a par value of $0.06. The purpose of the proposed increase is to permit a 3-for-1 split of all of the issued and unissued shares of the Company's common stock. The proposed stock split was approved by the Board of Directors on December 17, 1999.

   The Board believes that the proposed 3-for-1 split in the issued common stock would result in a market price that should be more attractive to a broader spectrum of investors and therefore should benefit both the Company and its share owners. Because of the change in the par value, the stock split will result in a transfer of approximately $_____________ into the stated capital from the surplus accounts of the Company.

   The increase in the authorized common shares will not affect the present ratio of authorized but unissued stock to issued stock, thus maintaining the same relative degree of flexibility for the Company in meeting future stock needs. Based on figures as of February 11, 2000, of the 13,200,000,000 common shares which would be authorized, 9,xxx,xxx,xxx shares would be issued as of the effectiveness of the stock split. In addition, as a result of the stock split, the number of shares issuable under the Company's benefit and compensation programs, will also be adjusted accordingly.


                                     ------

  Unless deemed advisable by the Board, no further share owner authorization would be sought for the issuance of such shares. Such shares could be used for general corporate purposes, including future financings or acquisitions. Except as noted above, the Board of Directors has no current plans, commitments or intentions to issue additional shares of common stock for any purpose, including but not limited to rendering more difficult or discouraging a merger, tender offer, proxy contest or other change in control of the Company.

  As of February 11, 2000, there were 3,xxx,xxx,xxx shares of issued common stock, of which xxx,xxx,xxx were treasury shares. None of the authorized shares of Company preferred stock has been issued. Neither the common stock nor the preferred stock provides preemptive rights to purchase newly issued shares.

  The stock split would be accomplished by mailing to each share owner of record either a certificate or an account statement. Certificates will be mailed to those share owners of record who do not have accounts in GE Stock Direct, the Company's direct stock purchase plan. The certificate will represent two additional shares for each share held as of the close of business on the effective date of the split. For share owners who have accounts in GE Stock Direct, the Company will mail account statements crediting two additional shares for each share owned as of the close of business on the effective date of the split (including shares represented by certificates in the share owner's possession).

  Your present certificates will continue to represent the number of shares shown on their face. Present certificates will not be exchanged for new certificates. Do not destroy your present certificates or return them to the Company or to its transfer agent.

  If the proposed amendment is approved by the share owners, the Company will apply to the New York and Boston Stock Exchanges, as well as various foreign exchanges on which the Company's common stock is listed, for the continued listing of the stock on a split basis. The split will become effective on the date on which the amendment to the Company's Certificate of Incorporation is accepted for filing by the Secretary of State of New York. This date is presently expected to be April 27, 2000. Share owners of record at the close of business on that date will be entitled to receive two additional shares for each share then held. The Company expects to mail the certificates or account statements, as applicable, for the additional shares on May 5, 2000, or as soon thereafter as practicable.

  The Company has been advised by its Tax Counsel that, under U.S. federal income tax laws: the receipt of additional shares of common stock in the stock split will not constitute taxable income to the share owners; the cost or other tax basis to a share owner of each old share held immediately prior to the split will be divided equally among the corresponding three shares held immediately after the split; and the holding period for each of the three shares will include the period for which the corresponding old share was held. The laws of jurisdictions other than the United States may impose income taxes on the receipt by a share owner of additional shares of common stock resulting from the split; share owners are urged to consult their tax advisors.

  Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of the common stock after the split and transfer taxes, if any, may be somewhat higher than before the split, depending on the specific number of shares involved.


                                     ------

Your Board of Directors recommends a vote FOR the following proposal:

  Resolved that the Company's Certificate of Incorporation, as heretofore amended, is hereby authorized to be further amended by:

  Amending Section 3.A thereof to read in its entirety as follows:

  "A. General Authorization

      The aggregate number of shares which the corporation is authorized to issue is 13,250,000,000 shares, consisting of:(1) 13,200,000,000 shares of common stock having a par value of $0.06 per share; and (2) 50,000,000 shares of preferred stock having a par value of $1 per share."

providing that the shares of the Company's common stock, par value $0.16 per share, both issued and unissued, be split on a three-for-one basis as of the effective date of the aforesaid amendment of Section 3.A., but so that the par value of the split shares is $0.06 per share.

================================================================================
SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

 . Share Owner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

  "Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

  "Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 467,157,310 shares, representing approximately 22.9% of shares voting, voted FOR this proposal.

  "If you agree, please mark your proxy FOR this resolution."

Your Board of Directors recommends a vote AGAINST this proposal.

   Like most major corporations, GE provides that each share of common stock shall be entitled to one vote for each nominee for director. This procedure ensures that each director is elected by share owners representing a majority of all shares voted. It has served the Company well. The proposal would alter this procedure in a way that could permit share owners representing less than a majority of all shares to elect a director. Because each director oversees the management


                                     ------
of the Company for the benefit of all share owners, your Board believes that changing the current voting procedure would not be in the best interests of all share owners, and therefore recommends a vote against the proposal.

 . Share Owner Proposal No. 2

The New York City Employees' Retirement System, 2 Center Street, New York, NY 10007-2341, and another filer have notified GE that they intend to submit the following proposal at this year's meeting:

  "General Electric is a global corporation and its international operations and sourcing arrangements expose the company to a variety of risks. This proposal is designed, therefore, to manage the risk of being a party to serious human rights violations in the workplace. GE operates or has business relationships in a number of countries, including China and Mexico, where, according to sources such as the U.S. State Department, Amnesty International, and Human Rights Watch, human rights are not adequately protected by law and/or public policy.

  "The success of many GE businesses depends on consumer and governmental good will. Since brand name is one of the Company's most significant assets, the Company would benefit from adopting and enforcing a code of conduct that would ensure that it is not associated with human rights violations in the workplace. This would protect the company's brand name and/or its relationship with its customers and the numerous governments under which the company operates and with which it does business.

  "In addition, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. At least two of the world's largest pension funds have adopted responsible contractor and work-place practice guidelines. The adoption of such a code of conduct would increase attractiveness to the institutional investor community.

  "Resolved: The shareholders urge the Board of Directors to adopt, implement, and enforce the workplace code of conduct as based on the International Labor Organization's (ILO) Conventions on workplace human rights, and including the following principles:

  1. All workers have the right to form and join trade unions and to bargain collectively. (ILO Convention 87 and 98)

  2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

  3. There shall be no discrimination or intimidation in employment. GE shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111)

  4. Employment shall be freely chosen. There shall be no use of forced, including bonded or voluntary prison labor. (ILO Convention 29 and 105)

  5.  There shall be no use of child labor." (ILO Convention 138)

  "The shareholders urge the Board of Directors to issue an annual report on the status of Company's adoption, implementation and enforcement of the


                                     ------
above-stated code."

Your Board of Directors recommends a vote AGAINST this proposal.
   GE is committed to operating in every country where it does business in full compliance with all applicable laws and has adopted and implemented a code of conduct regarding a variety of matters, including fair treatment of employees. GE has also implemented a substantial and ongoing global education effort to assure that employees and managers understand both the spirit and letter of these requirements, and has established a global, multi-language network of helplines and ombudspersons so that employees can raise concerns and have them promptly addressed with care and respect. Your Board of Directors therefore does not believe that the code of conduct suggested in the proposal is necessary, and recommends a vote against the proposal.

 . Share Owner Proposal No. 3

Vinnie Vines, 15 St. Jude Lane, Glenville, NY 12302 has notified GE that he intends to submit the following proposal at this year's meeting:

  "Resolved, that the Board of Directors (the "Board") of General Electric (the "Company" or "GE") establish an independent committee of the Board to prepare a report evaluating the risk of damage to the Company's brand name and reputation in the United States resulting from GE's globalization growth initiative. The committee shall make copies of the report available to shareholders of the Company upon request.

  "Supporting Statement: According to the Company's Annual Report to Shareholders, over the last decade GE has pursued a growth strategy focused on `globalizing every activity of the Company, including the sourcing of raw materials, components, and products.' The Annual Report describes this growth strategy as one of the Company's top initiatives.

  "As part of that strategy, the Company has cut more than 100,000 U.S. manufacturing jobs -- shutting down plants in Ohio, Indiana, New York, Rhode Island, Massachusetts, Pennsylvania, Tennessee and Georgia -- while opening up new operations in Mexico, Hungary and the Far East.

  "A report by Brown Brothers Harriman & Co. recently noted that `GE is rapidly developing Mexico as a low-cost source of materials, parts, and services for its domestic units ... The biggest difference is in labor costs, which are at $0.80-1.00 per hour in Mexico versus $16-17 per hour plus benefits in the United States.' In the last year, GE has announced plans to move production jobs to Mexico from facilities in Mebane, North Carolina; Milwaukee, Wisconsin; and Bloomington, Indiana.

  "GE's strategy of shifting production from the United States to developing countries has generated negative press stories in the United States about the Company's practices [AP, 9/24/99; AP 8/3/99; Indianapolis News, 7/31/99; Des Moines Register, 6/3/99; Milwaukee Journal Sentinel, 5/8/99; Boston Herald, l0/8/99; Boston Globe, 4/18/99; Time, 11/9/98]. Negative publicity as a result of the company's globalization efforts may adversely impact GE's brand name and reputation in the United States.


                                     ------

 "GE's brand name is one of the most important assets of the Company. As the Company notes in its corporate code of conduct `GE people have created an asset of incalculable value -- the company's worldwide reputation of integrity and high standards of business conduct.' According to Harris Interactive, a major polling firm, some studies `estimate the value of a company's reputation to be as much as 40% of its total market value.' "With approximately 70% of the Company's revenues derived from sales in the United States, a consumer and community backlash in the U.S. from the Company's globalization strategy could adversely affect revenues. According to the Wall Street Journal, a recent survey conducted by the Harris Institute found that `a surprising number of consumers say they act on their feelings about companies at the cash register. A quarter of the survey respondents said that in the past year they had boycotted a company's products or urged others to do so when they didn't agree with its policies and actions. Other hot buttons with consumers include the massive layoffs in the mid-1990s.' "For these reasons, we urge shareholders to vote FOR this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

  Whether doing business in Bangor or Beijing, New York or New Dehli, GE is deeply committed to the integrity of its products, the integrity of its financial reports, the integrity of its compliance with applicable law and its code of conduct, and the integrity of its relationships with shareholders, employees, suppliers, customers and communities. This pervasive, global commitment to integrity, broadly defined, is, your Board believes, a core reason GE is consistently in the top rank of most admired global companies. Thus, your Board does not believe the requested committee and report are necessary and recommends a vote against the proposal.

 . Share Owner Proposal No. 4

  GE Stockholders' Alliance, 5349 W. Bar X Street, Tucson, AZ 85713-6402 has notified GE that it intends to submit the following proposal at this year's meeting:

  "Whereas: Electric utility deregulation and resulting competition are demonstrating that nuclear power is prohibitively expensive, leading to the likely early shutdown of many operating reactors;

  "Wall Street reflects diminishing confidence in nuclear utilities, and Moody's average bond ratings for utilities with significant nuclear investments have been dramatically lower than for non-nuclear utilities;

  "GE-Nuclear Energy brings in only about 1.25% of the Company's gross revenues;

  "Shaky world economic conditions, increasing reactor operating and maintenance costs, and growing threats of terrorism make new reactor sales unlikely;

  "Reactor deterioration due to premature aging from radiation exposure and corrosion, and other technical flaws of GE's reactors (including inadequate containments, core shroud cracking) require expensive retrofits to keep them


                                    ------
running; continued operation of these dangerous reactors could result in a catastrophic accident exposing GE to severe financial liability, and exposing workers and the public to great potential personal harm;

  "Increasing knowledge about adverse health consequences of radiation exposure (immune, reproductive and endocrine system disorders, cancer, etc.) dictates no further use of radioactive materials;

  "Each 1000 megawatt reactor generates enough plutonium each year for at least 40 nuclear bombs; and

  "If using nuclear reactors to mitigate global warming, one reactor would have to go on-line about every three days for the next 40 years, bankrupting our economy (siphoning scarce monies from renewable energy - the REAL solution to global warming), and adding huge quantities of lethal radioactive waste to our nation's accumulation, with no safe technology or location for its permanent disposal;

  "Therefore Be It Resolved that the Shareholders request Management to prepare a report for Shareholders within four months, to examine: (1) the feasibility of implementing the phased withdrawal of GE from the promotion and production of new nuclear power reactors and (2) the expedited decommissioning of the GE reactors currently on line. That report should include an evaluation of the economic, ethical, environmental, national security, nuclear weapons proliferation and public health impacts from GE's participation in nuclear power.

  "Supporting Statement: It has been over 26 years since an order was placed (and not subsequently canceled) for a U.S. nuclear power plant. Strong public opposition to nuclear power is increasing worldwide.

  "While GE is under contractual obligation to provide, service and retrofit reactors, GE's attorneys could negotiate amicable termination that will better protect the fiscal health of the Company and the long-term environmental health of the planet. The Company could assist customers in shutting down nuclear operations and installing alternative power sources, such as GE's superior combined-cycle gas-powered generators. The expertise of GE's nuclear engineers should be directed toward the permanent isolation of radioactive waste from the biosphere. We believe that other nuclear supplier corporations are looking to GE to lead the way with a principled decision to phase out nuclear power.

  "There is compelling evidence that GE's continued participation in nuclear power is contrary to the interests of GE shareholders and the public at large. The requested report will assist shareholders and management in coming to this reasoned conclusion. We urge your supporting vote."

Your Board of Directors recommends a vote AGAINST this proposal.

  Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 1999, approximately 17% of the world's electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely.

                                    ------

  The major focus of GE's profitable nuclear business today is to provide nuclear fuel and plant support services with the aim of enhancing safe and efficient utility operations. These products and services should be available to utility customers throughout the world who need and want them. Your Board believes it is also appropriate for GE to participate in the development of advanced designs for nuclear generating plants for sale, under appropriate conditions and safeguards, to utility customers in areas of the world where a mix of technologies will be necessary to supply a growing and balanced need for electrical generating capacity. Therefore, your Board recommends a vote against this proposal.

 . Share Owner Proposal No. 5

Jeffrey S. Harwood, 3450 Toledo Terrace #417, Hyattsville, MD 20782 has notified GE that he intends to submit the following proposal at this year's meeting:

  "Whereas landmines and cluster bombs are responsible for killing or maiming thousands of innocent civilians yearly, usually after the cessation of hostilities, and many of which retain the ability to detonate 50 to 100 years;

  "Whereas the United States has refused to place a ban on landmine production, or to sign the 1997 diplomatic initiative by Canada, Belgium and Norway aimed at the signing of a comprehensive landmine ban treaty, though three key NATO allies and 11 other nations have halted production;

  "Whereas General Electric was a supplier of integrated circuit components and other parts for landmines directly or through other business ties from 1989 through 1993 or possibly later, and

  "Whereas General Electric is one of the landmine parts supplier corporations approached by the Human Rights Watch Arms Project that has refused to renounce future involvement in antipersonnel landmine production;

  "Therefore Be It Resolved that the shareholders request GE management to establish a firm policy to renounce future involvement in antipersonnel landmine and cluster bomb production.

  "Supporting Statement: Antipersonnel mines and the newer hybrid, cluster bombs, are indiscriminate, hidden killers and constitute one of the great public health hazards of the late twentieth century. They frustrate post-war reconstruction in dozens of countries. Resources which should be used to rebuild schools and hospitals are instead diverted to landmine clearance, a crushing financial burden for the world's poorest nations. One tragic irony is that U.S. peacekeeping troops' lives are threatened by landmines manufactured and exported from the U.S. some years ago. Landmines maim or kill 26,000 people a year. Most victims are civilians, 30 to 40% are children.

  "There has been a freeze on orders for the production of new landmines in the U.S., yet the Department of Defense maintains a fund earmarked for this purpose. The U.S. maintains a stockpile of approximately 14 million antipersonnel mines. Until 1992, the U.S. was one of the biggest exporters of antipersonnel mines. There remains a global moratorium on such exports at the present.

  "While it is true that corporations do not institute military or foreign policy, we shareholders believe that something that violates human rights and interna-


                                    ------
tional law so flagrantly as this indiscriminate weapon should not be manufactured at all. We want General Electric to be among the corporations taking a moral stand refusing to supply any parts or know-how in landmine and cluster bomb production. GE would not gain that much from participation in production of landmine parts for shareholders to notice any financial loss if no contracts were taken. GE will gain much public good will worldwide with its renouncement of future involvement.

  "We urge your supporting vote for this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

  GE is not involved in landmine or cluster bomb production. GE does not make these devices, nor sell parts or components for use in the production of these devices. In 1997, GE advised the Human Rights Watch Arms Project that GE was not supplying material or components to any manufacturer of landmines. GE still does not. Because GE is not involved, and has no intention of becoming involved in the future, your Board believes adopting an additional policy as requested by the proposal is unnecessary and, therefore, recommends a vote against the proposal.




                                    ------

 . Share Owner Proposal No. 6

The Maryknoll Sisters, P. O. Box 311, Maryknoll, NY 10545-0311, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

  "Whereas: From 1947 to 1977 General Electric allowed at least 1.3 million pounds of highly toxic PCB's (polychlorinated biphenyl's) to enter the Hudson River ecosystem. An additional large amount saturated the bedrock and soil substrates beneath the two plants, from where it is seeping into the Hudson to this day. PCBs persist in the environment for many decades. Women, children, and disadvantaged communities are most at risk.

  "-- PCB's are not readily excreted, and bio-accumulate in the fatty tissue of fish, mammals and humans. This has resulted in the destruction of the Hudson


                                    ------

River commercial fisheries, which once earned about $40 million annually. Because PCB concentrations in Hudson River fish exceed the U.S. Food and Drug Administration safe limit, NY State has issued an `EAT NONE' warning for children and women of childbearing age each year since 1976 for more than 200 miles of the river.

  "-- Recent scientific studies indicate that evaporating PCBs from the Hudson may be spreading to fish, mammals and humans along the River and as far as the Arctic Circle. These PCBs are potent toxins and may interfere with hormone production and function resulting in possible immune system deficiency, reproductive disorders and impaired brain function.

  "-- GE's Pittsfield, Massachusetts plant has polluted the Housatonic River much the same way as the Hudson Falls and Fort Edwards plants have polluted the Hudson River. In addition, state and EPA officials have discovered that GE contaminated at least 30 residential properties with PCBs by giving out contaminated `clean fill' from the 1940s to 1960s.

  "-- In unprecedented State testimony in Albany, July 9, 1998, EPA Administrator Carol Browner stated: `... clearly, the science has spoken: PCBs are a serious threat -- a threat to our health, a threat to our environment, a threat to our future.' and committed the resources of the EPA to ensure an aggressive fish advisory campaign. `In short, this is the single most important step we can take to protect public health and ensure that people don't eat contaminated fish.'

  "Resolved: Shareholders request the Board of Directors to adopt a public education effort along the Hudson River Valley, the Housatonic River Valley and other regions where appropriate, to warn local residents and visitors of the dangers of fish consumption and prepare a report to shareholders that includes: plans to insure that further contamination ends; ways to cooperate with federal state and local efforts to clean up contaminated sites; details of the above public education program.

  "Statement of Support: Dangers of eating fish along the Hudson River are not popularly known. Subsistent and recreational fishing continues along the Hudson Valley. CEO Jack Welch claims: `It is not our job to educate ...' (4/22/98). While the EPA reviews the next steps in cleaning up the Hudson and Housatonic Valleys a GE funded education campaign can be seen as a positive effort by our company to respond to the ecological and health effects of PCB contamination."

Your Board of Directors recommends a vote AGAINST this proposal.

  GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection, and to prevent future environmental harm. GE's use of PCBs was at all times lawful. The Company is investing substantial technical and financial resources to improve research on the possible environmental and health effects of PCBs. GE also is making significant expenditures to comply with all governmental orders and agreements involving the cleanup of PCBs, even though, based on numerous scientific studies, the Company believes that federal and state regulatory


                                    ------
authorities have significantly overstated the potential human health risk associated with PCBs and set overly stringent cleanup standards. As part of their ongoing regulation of fishing, state officials establish and publicize fishing restrictions and advisories where they consider such measures to be appropriate. In view of these facts, GE does not believe a report as outlined in this proposal is necessary. Therefore, your Board recommends a vote against this proposal.

 . Share Owner Proposal No. 7

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, have notified GE that they intend to submit the following proposal at this year's meeting:

  "Whereas:

  "General Electric disposed of at least 1.3 million pounds of PCBs (polychlori-nated biphenyls) into the Hudson River. An additional large amount seeped beneath GE plants in Fort Edward and Hudson Falls, NY, some of which is currently discharging into the Hudson River. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE's actions as `corporate abuse' and found that the record `overwhelmingly' demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

  "The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endoctrine disruption and have neurological effects.

  "Sampling by the Environmental Protection Agency and the NYS Department of Environmental Conservation has determined that PCB concentrations in the Upper Hudson sediments range as high as 40 times the state standard. EPA determined in 1999 that the health risk from eating PCB-contaminated fish from the Upper Hudson exceeds the EPA protective level by 1000 times. New York has warned children under 15 and women of childbearing age to eat no fish from the Hudson, south of the GE plants.

  "Despite repeated government and other studies determining that PCBs are a serious threat, GE engages in extensive public relations efforts, suggesting that `there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife,' (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 814199).

  "GE has engaged in extensive lobbying concerning the federal Superfund law, and related state laws, and repeatedly has challenged federal and state enforcement actions. These efforts have tarnished GE's credibility and delayed the cleanups.

  "Resolved: Shareholders request the Board of Directors to report by August 1, 2000, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-1999, on attorney's fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental con-


                                    ------
sequences of PCB exposures, GE's remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

  "Statement Of Support: A recent example of GE's misleading media efforts was a public relations document concerning a GE-financed study by Dr. Renata Kimbrough and others examining the cancer mortality of GE plant employees. GE's document failed to note that scientists at the Agency for Toxic Substances and Disease Registry stated the study `suffered from healthy worker effect bias, failed to account for latency, potentially insufficient dosage differences ... and poor statistical power (and) did find excesses in three of the six cancers of interests.'"

Your Board of Directors recommends a vote AGAINST this proposal.
As stated in the response to share owner proposal No. 6, GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. Moreover, GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices. As part of this accountability, GE complies with governmental reporting requirements regarding environmental matters. Under these circumstances - a substantial Company program and regulatory requirements of localities, states, the federal government and other nations - your Board does not believe that creating the type of report requested by the proponents would help the Company improve its environmental performance. Therefore, your Board recommends a vote against this proposal.

 . Share Owner Proposal No. 8

The Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, has notified GE that it intends to present the following proposal at this year's meeting:

  "Resolved: That the shareholders of the General Electric Company request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.

  "Statement of Support: As we enter the new millennium, and GE's third century, it is time to end the inequity of constantly increasing the retirement benefit to the `outside' (i.e. non-employee) members of the Board of Directors without a vote of the stockholders. This year, as we have been for many years, the Communications Workers of America (CWA) Pension Fund is joined in supporting this proposal by the GE Retiree Justice Fund, and thousands of GE employees and retirees, who make up the largest group of GE stockholders. We seek your vote to add your shares to ours in the quest for justice in retirement issues at GE.

"Did you know the following facts?

1. Outside members of the Board of Directors are supposed to be just that, outsiders, to bring a fresh and un-beholden opinion to the table. Yet GE grants


                                    ------
a lifetime 100% retirement benefit to any outside non-employee member of the Board who retires after just 5 years of service.

  2. The Board of Directors granted a 50% increase in their retainer in 1998 - and are now compensated at $75,000 per year. Hence the retirement benefit is now $75,000 per year, with full 100% survivor benefits to their spouse.

  3. Our CEO Jack Welch has stated that employees and retirees of GE make up the largest group of GE shareholders. In 1999, our motion received 29.1% of the shares voted. Our motion has increased year after year with the support of many shareholders: retirees, active employees, institutional investors, and retirement plans. We need your votes to win.

  "It is ironic that GE has given large increases to the pensions provided to its non-employee directors while at the same time refusing to provide basic cost-of-living pension increases to all its retirees, even though the GE retirement plan is well over funded. Please join us by voting to insist that the Board of Directors get shareholder approval before offering future retirement benefits to its outside members."

Your Board of Directors recommends a vote AGAINST this proposal.

  As one of the world's largest and most diverse companies, GE provides an overall level and mix of non-employee director compensation and benefits designed to consistently attract individuals with broad perspectives, diverse backgrounds and relevant experience to serve on your Board; to fairly compensate them for the service they provide to the share owners; and to align their interests with the long-term interests of the share owners. The increase in director's fees in 1998 were the first increases since 1993. As part of the overall compensation and benefit program, the Company provides a retirement plan for directors. This plan gives directors an equitable benefit in return for extended service to the Company. The superior long-term increases in share owner value (as illustrated in the performance graphs on pages 20 and 21) show the results of the long-term commitment by your directors and management to the interests of share owners, and indicate that the Company's overall compensation and benefit programs for both directors and management are achieving their goals. Your Board therefore recommends a vote against this proposal.

                                    ------

 . Share Owner Proposal No. 9

The Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

  "Whereas in fiscal year 1998, the United States supplied $6.2 billion worth of weapons in actual delivery of arms sales abroad.

  "Whereas the last three times the U.S. sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received U.S. equipment, weapons or military technology in the period leading to the conflict.

  "Whereas U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars. `U.S. Weapons at War: United States Arms Deliveries to Regions of Conflict' (World Policy Institute, 1995) shows that the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms sales in the last ten years.

  "Whereas in fiscal year 1998, General Electric had contracts worth more than $139 million in foreign military sales.

  "Resolved that shareholders request the Board of Directors to provide a comprehensive report on General Electric's foreign military sales, including offset agreements. The report, prepared at reasonable cost, should be available to


                                    ------
all shareholders by December 2000, and may omit classified and proprietary information.

  "Supporting Statement: Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990s experience, when alliances, governments, and boundaries in large parts of the world are in flux.

  "We are disturbed by the industry's claims and lobbying efforts, asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during times of accelerated downsizing of our workforce.

  "Therefore, it is reasonable for shareholders to ask:

  1. Criteria used to promote foreign military sales;

  2. Procedures used to negotiate sales, directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales and what is foreign military sales?

  3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

  4. Analysis of legislation establishing a code for U.S. arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control agreements)."

Your Board of Directors recommends a vote AGAINST this proposal.

  GE is committed to doing business in full compliance with all laws and governmental policies applicable to military products sold or transferred to foreign governments, which in 1999 represented less than 1% of total company sales. Defense and foreign policy decisions, including the number and kinds of arms that may be sold abroad, as well as the manner in which they may be sold, are made by national legislative and executive governmental officials responsible for determining and advancing our national interests. Because the matters raised in the proposal are more properly addressed by the appropriate governmental officials, your Board of Directors recommends a vote against the proposal.


                                    ------

================================================================================
ADDITIONAL INFORMATION

 . Share Owner Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's Proxy Statement, share owner proposals must be received at GE's principal executive offices no later than the close of business on November 10, 2000. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

 . Other Share Owner Proposals for Presentation at Next Year's Annual Meeting

For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2001 Annual Meeting, SEC rules will permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on January 24, 2001, and advises share owners in the 2001 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 24, 2001. Notices of intention to present proposals at the 2001 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

 . Voting Securities

Share owners of record at the close of business on March 8, 2000, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.16 par value common stock, of which ___ shares were outstanding on February 11, 2000. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (The Corporation Trust Company) and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

 . Vote Required for Approval

The 16 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. A favorable vote of the majority of the outstanding shares entitled to vote is required for the approval of the increase in the number of authorized shares for the 3-for-1 stock split. All other matters require for approval the favorable vote of a majority of shares voted at


                                    ------
the meeting in person or by proxy. Abstentions and broker non-votes,if any, will not be counted as votes for the proposed increase in authorized shares for the 3-for-1 stock split. However, as they will not be treated as votes cast under New York law, they will have no effect on the outcome of the other matters to be voted on at the meeting.

 . Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
(1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; (3) for approval of the increase in authorized shares for the 3-for-1 stock split; and (4) against the share owner proposals described in this Proxy Statement. Shares represented by valid proxies would also be voted against proposals which the Company has received from share owners who did not submit them for inclusion in the Proxy Statement, but have given notice that they who may seek to present them at the Annual Meeting. Such proposals are: a proposal for earlier publication of the date and location of the Annual Meeting; and a proposal that NBC avoid negative portrayals of Polish-Americans and other ethnic and racial groups. Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for share owner proposals omitted from this Proxy Statement, or noted above, the Board knows of no other matters that may be presented to the meeting.

 . Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 1999 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $25,000 plus distribution costs and other costs and expenses.


                                    ------

================================================================================

                       GE ANNUAL MEETING OF SHARE OWNERS

                          10:00 a.m., April 26, 2000

                         Richmond's Landmark Theater
                           Six North Laurel Street
                           Richmond, Virginia 23220

                             --------------------

                             ADVANCE REGISTRATION

Advance registration for the GE Annual Meeting will expedite your entry into the meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting. Share owners may register at the door on the day of the meeting by showing proof of ownership of GE shares.

 . If you hold your GE shares directly with the Company and you plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

 . If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to pre-register, please send an Annual Meeting advance registration request to:

        GE Share Owner Services
        Bldg 5-5W
        1 River Road
        Schenectady, NY  12345

Please include the following information:
 . Your name and complete mailing address
 . The name(s) of any family members who will accompany you
 . If you will be naming a representative to attend the meeting on your behalf, the name of that individual
 . Proof that you own GE shares (e.g., a photocopy of a brokerage or other account statement)


                                    ------

[LOGO] GE       GE Annual Meeting
------------------

                      VOTE BY TELEPHONE OR INTERNET OR MAIL
                          24 Hours a Day, 7 Days a Week



----------------------------------------     --------------------------------------      ----------------------------------------
               INTERNET                                     TELEPHONE                                      MAIL
   https://proxy.shareholder.com/ge       OR              800-479-8718               OR
----------------------------------------     --------------------------------------      ----------------------------------------
Use the Internet to vote your proxy.         Use any touch-tone telephone to vote        Mark, sign and date your Proxy Form
Have your Proxy Form in hand when you        your proxy. Have your Proxy Form in         and return it in the postage-paid
access the website. You will be              hand when you call. You will be             envelope we have provided.
prompted to enter your control number,       prompted to enter your control number,
located in the box below, to create an       located in the box below, and then
electronic ballot.                           follow the simple directions.


---------------------------------------------------------------    ---------------------------------------------------------------
Your telephone or Internet vote authorizes the named proxies       If you voted by the Internet or by telephone, do not return
to vote your shares in the same manner as if you marked,           your Proxy Form by mail.
signed and returned your Proxy Form.
---------------------------------------------------------------    ---------------------------------------------------------------


                   CALL TOLL-FREE OR USE THE INTERNET TO VOTE
                            IT'S FAST AND CONVENIENT
                                  800-479-8718
                        https://proxy.shareholder.com/ge

                   ------------------------------------------
                                 CONTROL NUMBER
                          FOR TELEPHONE/INTERNET VOTING
                   ------------------------------------------

                     GE's Proxy Statement and Annual Report
                       are also available on GE's Website:
                           http://www.ge.com/investor

   * DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET *

--------------------------------------------------------------------------------

                                                           [LOGO] GE  Proxy Form
                                                           ---------------------

The Board of Directors recommends a vote "FOR" proposals A, B and C.

A. Election of Directors:

  FOR             WITHHOLD
  ALL    [ ]      FOR ALL     [ ]        EXCEPTIONS     [ ]

Exceptions_________________________________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) or code(s), as listed on the other side of this form, in the space provided above.

                                                    FOR      AGAINST   ABSTAIN
B. KPMG LLP as Independent
   Auditors                                         [ ]        [ ]       [ ]

C. Increase in Authorized Shares for
   3-For-1 stock split.                             [ ]        [ ]       [ ]

The Board of Directors recommends a vote "AGAINST" the share owner proposals 1 through 9.

                                                    FOR      AGAINST   ABSTAIN
1. Cumulative Voting                                [ ]        [ ]       [ ]

2. Workplace Code of
   Conduct                                          [ ]        [ ]       [ ]

3. Globalization
   Report                                           [ ]        [ ]       [ ]

4. Nuclear Power
   Report                                           [ ]        [ ]       [ ]

5. Landmine and
   Cluster Bomb
   Production                                       [ ]        [ ]       [ ]

6. Environmental
   Education Report                                 [ ]        [ ]       [ ]

7. Report on PCB
   Cleanup Costs                                    [ ]        [ ]       [ ]

8. Non-Employee
   Directors Retirement
   Plan                                             [ ]        [ ]       [ ]

9. Foreign Military Sales                           [ ]        [ ]       [ ]


  --------------------------------------------------------------------------
  Please complete (x) if you agree to access
  future Proxy Statements and Annual Reports
  electronically.                                                        [ ]

  Have change of address corrected at left and/or
  have comments written on reverse side.                                 [ ]

(When signing as attorney, executor, administrator, trustee, or guardian, give full title. If more than one trustee, all should sign.)


                    ---------------------------------------
                           Signature of Share Owner(s)

                    ---------------------------------------
                           Signature of Share Owner(s)

                    Dated:___________________________, 2000


[X] (Votes MUST be indicated (x) in Black or Blue ink.)

--------------------------------------------------------------------------------

[LOGO] GE           GE Annual Meeting
----------------------

Dear Share Owner:

     You are invited to attend the 2000 GE Annual Meeting to be held on Wednesday, April 26, at Richmond's Landmark Theater, Richmond, Virginia.

     Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by either phone, Internet or mail as described on the other side of this form. If you plan to attend the meeting, registering in advance will expedite your entry. Please follow the instructions below.

     ADVANCE REGISTRATION INSTRUCTIONS

 .    If you are voting by mail, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

 .    If you are voting by phone, please tear off the top of this form and mail separately to: GE Share Owner Services, Bldg. 5-5W, 1 River Road, Schenectady, NY 12345. There is no need to return the Proxy Form.

 .    If you are voting by Internet, you will be able to pre-register via computer at the same time you record your vote. There is no need to return your Proxy Form.

     Attendance at the GE Annual Meeting is limited to GE share owners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

   ADVANCE REGISTRATION INFORMATION

Name_____________________________________

Address__________________________________

       __________________________________

       __________________________________

       ______________________ Zip _______

Names of family members who will also attend:

       __________________________________

       __________________________________

I am a GE Share Owner. My Representative at the Annual Meeting will be:

              _____________________________________________________
              (Admission card will be returned c/o the share owner)


--------------------------------------------------------------------------------


Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Share Owners, April 26, 2000

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may properly come before the 2000 Annual Meeting of Share Owners and any adjournments thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Silas S. Cathcart;
(03) Dennis D. Dammerman; (04) Paolo Fresco; (05) Ann M. Fudge; (06) Claudio X. Gonzalez; (07) Andrea Jung; (08) Kenneth G. Langone; (09) Scott G. McNealy; (10) Gertrude G. Michelson; (11) Sam Nunn; (12) Roger S. Penske; (13) Frank H.T. Rhodes; (14) Andrew C. Sigler; (15) Douglas A. Warner III and (16) John F. Welch, Jr.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the share owner's S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgement of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS CARD IS NOT RECEIVED ON OR BEFORE APRIL 24, 2000, shares held in the share owner's S&SP account will be voted in accordance with the recommendations of GE's Board of Directors.


INSPECTORS OF ELECTION
P.O. BOX 1138
NEWARK, N.J. 07101-9758

--------------------------------------------------------------------------------